EXHIBIT 10.34

AMENDMENT TO EXECUTIVE INCOME DEFERRED COMPENSATION AGREEMENT

           THIS AMENDMENT TO EXECUTIVE INCOME DEFERRED COMPENSATION AGREEMENT (this “Amendment”), made and entered into as of the 31st day of December, 2008, by and between CommunityONE Bank, National Association, a national banking corporation formerly known as First National Bank and Trust Company (the “Bank”), and Robert Larry Campbell (“Executive”), amends the Executive Income Deferred Compensation Agreement dated as of January 1, 1987, by and between Richmond Federal Savings & Loan Association (the predecessor to the Bank) and Executive, as amended by the amendment dated January 1, 1992 (the “Executive Income Agreement”).

WHEREAS, the parties desire to amend the Executive Income Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding law) (the “Code”), and the regulations promulgated thereunder (“Section 409A”);

NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Amendment of Executive Income Agreement. The Executive Income Agreement is hereby amended as follows:

(a)           The following is added before the period at the end of the last sentence of Section 1.01:  “, provided that such agreement does not cause a violation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding law) (the “Code”), and the regulations promulgated thereunder (“Section 409A”).”

(b)           Section 1.02 is amended by replacing the reference to “Section 5.02” with “Section 4.04” and by adding the following sentence immediately after the first sentence of Section 1.02:

“Each subsequent monthly payment after the first payment date shall be made on the same date of the month as the first payment date, subject to any delay that may be required by Section 12.05.”

(c)           Section 4.04 is amended as follows:

(i)	By deleting the second and third sentences of the first paragraph in their entirety.

(ii)	By deleting the second paragraph in its entirety and replacing it with the following:

“The first payment date shall be the latter of (i) the Executive’s sixty-fifth (65th) birthday or (ii) subject to any delay that may be required by Section 12.05, the first day of the month following the month in which the Executive has incurred a “separation from service” within the meaning of Section 409A from the Corporation and any other entity that, along with the Corporation, would be considered a “service recipient” within the meaning of Section 409A.”

(d)           The last sentence of Section 5.02(c) is deleted in its entirety.

(e)           The following new Section 12.05 is added to the Executive Income Agreement:

“12.05  Code § 409A.  To the extent any payments under this Agreement are subject to Section 409A, it is the intent of the parties that this Agreement and all such payments shall be made in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.  If any provision of this Agreement shall not be in compliance with Section 409A and the regulations thereunder and payment pursuant to such provision is not otherwise exempt from Section 409A, then such provision shall be deemed automatically amended without further action on the part of the Corporation or the Executive to the minimum extent necessary to cause such provision to be in compliance with Section 409A and such provision will thereafter be given effect as so amended.  Notwithstanding anything herein to the contrary, if postponing payment of any amounts due under this Agreement is necessary for compliance with the requirements of Section 409A of the Code and the regulations thereunder to avoid adverse tax consequences to the Executive, then payment of such amounts shall be postponed to comply with Section 409A.  Any and all payments that are postponed under this Section 12.05 shall be paid to the Executive in a lump sum at the earliest time that does not result in adverse tax consequences to the Executive under Section 409A.”

2.           Entire Agreement.  The Executive Income Agreement as amended hereby forms the entire agreement between the parties hereto with respect to the subject matter contained in the Executive Income Agreement as amended hereby.  The Executive has no oral representations, understandings or agreements with the Bank or any of its officers, directors or representatives covering the same subject matter as the Executive Income Agreement as amended hereby.

3.           Effect of Amendment.  Except as amended by this Amendment, the Executive Income Agreement shall remain in full force and effect and enforceable in accordance with its terms as amended hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMMUNITYONE BANK,
NATIONAL ASSOCIATION

By	/s/ Michael C. Miller
Michael C. Miller
Chairman and President

	/s/ Robert Larry Campbell	(SEAL)
Robert Larry Campbell

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